I-trax Announces Pro Forma Calendar 2001 Revenues And Issues
                           Calendar Year 2002 Guidance


PHILADELPHIA, Feb. 12 /PRNewswire-FirstCall/ -- I-trax, Inc. (OTC Bulletin
Board: IMTX - news), a population health management solutions company, today reported financial results for its fiscal year ended December 31, 2001. The results are presented on a pro forma basis, reflecting the combination of WellComm Group, Inc. and I-trax as if the merger had occurred on January 1, 2001.

As such, the combined company's revenues, for calendar year 2001 would have been approximately $6 million on a pro forma basis, with an estimated loss from operations of approximately $5.6 million or approximately $0.15 per share.

For 2002, I-trax expects to earn revenues of $8 to $10 million and reach profitability in the second half of the year. The company's expectations are based upon several recent developments. The company has recently closed several significant contracts, including Definity Health, Weill Medical College of Cornell University and CalOptima. In addition, the company expects to close several strategic agreements in the near future that will open channels for additional revenue. Finally, the company implemented several cost-saving measures in the fourth quarter of calendar 2001, including personnel and leased space reductions.

Generally, the company is experiencing increased interest in its products, especially following its merger with WellComm Group, and has been invited to respond to several major requests for proposals. The growing pipeline also reflects the increasing demand for population health management solutions. As widely reported, health care costs in the U.S. continue to rise. The company believes that health plans and self-insured employers will continue to seek methods to reduce these costs, including outsourced management of their health and wellness programs and targeted management of more costly chronic diseases. Population health management has been shown to be an effective means to control and reduce healthcare costs while improving patient care and health outcomes.

It is also expected that health plans and self-insured employers will continue to seek single vendor solutions for patient care management as a means to reduce administrative costs of contracting and oversight. I-trax's leading technology and clinically based communication support services provided through the recent merger with WellComm place the company in a unique position to provide end-to-end population health management solutions. The solutions are unique because in addition to providing evidence-based patient care decision tools, I-trax technology enables all participants in the care delivery process to access the same information, thereby enabling true care coordination.

"The combination of I-trax's technology with WellComm's expertise in population health management is a perfect fit to reduce healthcare costs," said Frank A. Martin, Chairman & CEO of I-trax. "We believe we now have the ideal solution for health plans, self-insured employers or any organization that would be at risk for providing care, especially those costs associated with chronic illnesses."

Mr. Martin is featured in an interview with the online financial portal CEOCast, Inc. where he discusses the company's guidance in greater detail. The interview is available at ceocast.com.

About I-trax

I-trax, Inc. is a technology-enabled population health management company whose mission is to assist physicians, patients and the entire healthcare community in assessing, preventing and managing all stages of disease and wellness through its interactive, real-time technology and service solutions. Using the Medicive Medical Enterprise Data System, a secure and confidential repository of clinical




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health information, I-trax solutions provide clients with tools and information needed to execute timely interventions in the health management of defined populations. Combined with a full suite of services, these solutions are tested and proven in real-world settings including Walter Reed Army Healthcare System, the Pentagon, Los Angeles County-USC Medical Center and CalOptima. I-trax is headquartered in Philadelphia, Pennsylvania, and has offices in Omaha, Nebraska and Reston, Virginia. More information is available at www.I-trax.com.

Safe Harbor Statement: This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. These forward looking statements include In order for I-trax to utilize the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include:
I-trax's ability to execute new contracts for disease management services, population health management services and technology solutions; the risks associated with a significant concentration of I-trax's revenues with a limited number of customers; I-trax's ability to effectively improve its technology solutions; I-trax's ability to renew and/or maintain contracts with its current customers under existing terms; the ability of I-trax and WellComm to develop and execute on a combined business plan, ability of I-trax and WellComm to integrate their businesses successful; the ability of I-trax to obtain adequate financing to provide the capital that may be needed to support the growth of I-trax' s business; acceptance of I-trax's solutions by the market place; and general economic conditions. I-trax undertakes no obligation to update or revise any such forward-looking statements. These and other risks pertaining to I-trax are described in greater detail in I-trax's periodic filings with the Securities and Exchange Commission.

CONTACT: Janice L. MacKenzie of I-trax, 1-215-557-7488, or jmackenzie@i-trax.com.